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                                                       EXHIBIT 11

                           BAIRNCO CORPORATION
           CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
         FOR THE QUARTERS ENDED APRIL 3, 1999 AND APRIL 4, 1998
                               (Unaudited)
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                                              1999             1998
BASIC EARNINGS PER COMMON SHARE:

Net income                                    $ 2,270,000      $ 2,196,000

Average common shares outstanding               8,165,000        8,896,000

Basic Earnings Per Common Share               $      0.28      $      0.25


DILUTED EARNINGS PER COMMON SHARE:

Net income                                    $ 2,270,000      $ 2,196,000

Average common shares outstanding               8,165,000        8,896,000
Common shares issuable in respect to
 options issued to employees with a
 dilutive effect                                   22,000          274,000
Total diluted common shares outstanding         8,187,000        9,170,000

Diluted Earnings Per Common Share             $      0.28      $      0.24
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